Exhibit 99

News Release

CCNE NASDAQ L I S T E D

Contact: Charles R. Guarino Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS EARNINGS FOR 2007

Clearfield, Pennsylvania – February 5, 2008

CNB Financial Corporation (Nasdaq:CCNE), the parent company of CNB Bank, today announced annual earnings for the year ended December 31, 2007 of $9.1 million or $1.05 diluted earnings per share compared to $9.6 million or $1.07 diluted earnings per share for 2006, representing a 5% decrease in net income and a 2% decrease in diluted earnings per share. Net income in the fourth quarter of 2007 was $2.4 million or $0.28 diluted earnings per share compared to $2.5 million or $0.28 diluted earnings per share in the fourth quarter of 2006.

Earnings for the Corporation were impacted in the fourth quarter by an Other Than Temporary Impairment (OTTI) of a FNMA security holding. Although the Corporation is not a direct participant in the sub-prime mortgage crisis that hit the country, this security was affected by a significant drop in price even though its credit rating remained well above investment minimums. Earnings for the fourth quarter, exclusive of the net of tax OTTI charge of $585 thousand and the net of tax security gains of $278 thousand were $2.7 million, an 8.9% increase over the fourth quarter of 2006.

“2007 was an exciting year for the Corporation,” William F. Falger, President and Chief Executive Officer stated, “The opening of our first two ERIEBANK prototype stores and three more Holiday Financial Services offices has shown our commitment to the communities we serve and to the growth of the Corporation. The outlook for 2008 is very positive based on the 9% earnings growth from operations in the fourth quarter of 2007.”

Financial Highlights (in thousands) (unaudited)	31-Dec-07	31-Dec-06
Consolidated Balance Sheets	Consolidated	Consolidated
Assets
Cash and due from banks	$23,540	$18,530
Interest-bearing deposits	6,545	7,021

CASH & CASH EQUIVALENTS	30,085	25,551
Securities available for sale	162,643	156,696
Loans held for sale	1,745	2,420
NET LOANS	592,915	540,934
FHLB & Federal Reserve Stock	5,834	5,321
Premises & Equipment, Net	19,780	16,237
Bank Owned Life Insurance	15,099	14,484
Intangible, net	11,106	11,206
Accrued Interest & Other Assets	17,101	8,001

TOTAL ASSETS	$856,308	$780,850

Liabilities
Deposits
Non-interest bearing deposits	$90,994	$82,574
Interest bearing deposits	568,163	548,748

TOTAL DEPOSITS	659,157	631,322
Short-term borrowings	2,000	2,000
Other borrowings	98,000	57,885
Subordinated Debentures	20,620	10,310
Accrued expenses and other liabilities	7,248	7,054

TOTAL LIABILITIES	787,025	708,571

Shareholders' Equity
Additional paid-in capital	13,058	13,250
Retained earnings	66,696	62,957
Treasury stock, (679,948 shares for 2007
and 369,546 shares for 2006)	(9,947)	(5,271)
Accumulated other comprehensive income (loss)	(524)	1,343

TOTAL SHAREHOLDERS' EQUITY	69,283	72,279

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$856,308	$780,850

Nonperforming Assets	$2,890	$1,800
% of Total Assets	0.34%	0.23%
Trust Assets	$231,335	$206,899

Consolidated Income Statement		For Quarter Ended		Year To Date
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Interest Income
Loans including fees	$11,689	$10,618	$44,559	$40,198
Deposits with banks	103	114	445	437
Federal funds sold	93	28	381	293
Securities	2,278	2,092	8,548	7,944

TOTAL INTEREST AND DIVIDENDS	14,163	12,852	53,933	48,872
Interest Expense
Deposits	4,178	4,673	18,087	17,106
Other borrowings	1,106	732	3,510	2,881
Subordinated Debentures	366	225	1,325	866

Total interest expenses	5,650	5,630	22,922	20,853
NET INTEREST INCOME	8,513	7,222	31,011	28,019
Provision for loan losses	609	292	1,512	1,371

NET INTEREST AFTER PROVISION	7,904	6,930	29,499	26,648
Other Income
Trust income	277	328	1,128	1,077
Service charges on deposits	1,163	1,052	4,250	4,160
Other charges and fees	428	182	1,045	644
Net security gains (losses)	414	(5)	501	338
Loss on other-than-temporarily impaired security	(900)	--	(900)	--
Mortgage Banking Income	97	95	362	422
BOLI	139	162	615	687
Wealth Management	182	131	622	519
Other	101	167	566	588

TOTAL OTHER INCOME	1,901	2,112	8,189	8,435
Non-Interest Expenses
Salaries & Benefits	3,588	2,885	13,194	11,053
Occupancy, net	880	747	3,271	2,854
Data Processing	529	529	2,075	2,010
Amortization of intangible	25	104	100	415
Director's Fees	143	66	381	395
Total other expenses	1,379	1,308	6,252	5,384

Total non-interest expenses	6,544	5,639	25,273	22,111

NET INCOME BEFORE TAXES	3,261	3,403	12,415	12,972
Federal income tax	840	890	3,281	3,350

NET INCOME	$2,421	$2,513	$9,134	$9,622

Diluted Earnings Per Share	$0.28	$0.28	$1.05	$1.07
Dividends Per Share	$0.16	$0.15	$0.62	$0.57
Return on Average Assets (ROA)			1.12%	1.26%
Return on Average Equity (ROE)			12.82%	13.51%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net